UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2013 (December 24, 2013)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, 30th Floor, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on November 17, 2011, William Rast Sourcing, LLC and William Rast Licensing, LLC, each a wholly-owned subsidiary of Sequential Brands Group, Inc. (the “Company”), entered into an exclusive license agreement (the “License Agreement”) with J.C. Penney Corporation, Inc. (the “Licensee”), pursuant to which the Company granted the Licensee a license to use its William Rast trademark (“Trademark”) in connection with the manufacture, sale and distribution of multiple product categories, including men’s and women’s apparel and accessories (the “Products”). Due to changes in circumstances with respect to the License Agreement, the Company and the Licensee entered into an amendment (the “License Amendment”) to the License Agreement on December 24, 2013, pursuant to which the term of the License Agreement will end on June 30, 2014 instead of January 30, 2016. In addition, under the terms of the License Amendment, the rights granted to the Licensee under the License Agreement were deemed non-exclusive (instead of exclusive) for the duration of the term and the Company will be permitted to enter into additional licenses with other parties to use the Trademark in connection with the manufacture, sale and distribution of the Products.

As also previously disclosed, on March 28, 2013, the Company entered into (i) a first lien term loan agreement (the “BofA Loan Agreement”) with Bank of America, N.A (“BofA”), which provides for term loans of up to $45 million and (ii) a second lien term loan agreement (the “Pathlight Loan Agreement” and, together with the BofA Loan Agreement, the “Loan Agreements”) with Pathlight Capital, LLC (“Pathlight” and, together with BofA, the “Lenders”), which provide for term loans of up to $20 million.  The Company obtained the written consent of each of the Lenders to the License Amendment (the “Lender Consent”) and in connection therewith, SBG Revo Holdings, LLC, a wholly-owned subsidiary of the Company, has agreed to become a Loan Party (as defined in the Loan Agreements) under each of the Loan Agreements, which transaction is expected to become effective during the first quarter of the year 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

Date: December 30, 2013	By:	/s/ Gary Klein_________________
	Name:	Gary Klein
	Title:	Chief Financial Officer